EXHIBIT 99.1

JOINT FILER INFORMATION
Title of Derivative Securities: Series C Convertible Preferred Stock
Issuer & Ticker Symbol: KaloBios Pharmaceuticals, Inc.
Date of event requiring statement: August 11, 2012

Designated Filer:
Lehman Brothers Holdings Inc.
1271 Avenue of the Americas
New York, NY 10020

Other Joint Filer Information:

Lehman ALI Inc., a Delaware corporation, a direct wholly-owned subsidiary of the Reporting Person and direct 100% parent of LB I Group Inc.
1271 Avenue of the Americas
New York, NY 10020

LB I Group Inc., a Delaware corporation, a direct wholly-owned subsidiary of Lehman ALI Inc.
1271 Avenue of the Americas
New York, NY 10020

Signatures of Joint Filers:

LEHMAN ALI INC.

/s/ William Fox
Name:	William Fox
Title:	Executive Vice President and Chief Financial Officer

LB I GROUP INC.

/s/ William Fox
Name:	William Fox
Title:	Executive Vice President and Chief Financial Officer